Form 3 Joint Filer Information

Name: Yasuda Enterprise Development Co., Ltd.

Address: BYGS SHINJUKU Bldg. 6F
  19-1, 2-chome Shinjuku, Shinjuku-ku
  Tokyo Japan  160-0022

Designated Filer: Yasuda Enterprise Development II, L.P.

Issuer & Ticker Symbol: Icagen, Inc. (ICGN)

Date of Event Requiring Statement:  February 2, 2004

Signature:    /s/ Minoru Oka
Name:  Minoru Oka
Title: President & Representative Director